Exhibit 3.1

Delaware
The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS FILED FROM AND INCLUDING THE RESTATED CERTIFICATE OR A MERGER WITH A RESTATED CERTIFICATE ATTACHED OF “PLUMTREE SOFTWARE, INC.” AS RECEIVED AND FILED IN THIS OFFICE.

THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:

RESTATED CERTIFICATE, FILED THE THIRTY-FIRST DAY OF MAY, A.D. 2002, AT 12 O’CLOCK P.M.

[SEAL APPEARS HERE]

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PLUMTREE SOFTWARE, INC.

Pursuant to Sections 242 and 245 of the

Delaware General Corporation Law

Plumtree Software, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “GCL”), does hereby certify as follows:

(1) The name of the Corporation is Plumtree Software, Inc. The original certificate of incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on October 27, 2000.

(2) This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) and by the sole stockholder of the Corporation in accordance with Sections 228, 242 and 245 of the GCL.

(3) This Amended and Restated Certificate of Incorporation restates and integrates and further amends the certificate of incorporation of the Corporation, as heretofore amended or supplemented.

(4) The text of the Amended and Restated Certificate of Incorporation is restated in its entirety as follows:

FIRST: The name of the Corporation is Plumtree Software, Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “GCL”).

FOURTH: (a) Authorized Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is 120,000,000 shares of capital stock, consisting of (i) 100,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”) and

(ii) 20,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). The Corporation designates 1, 458,621 shares of Preferred Stock as Series A Preferred Stock, 3,030,303 shares of Preferred Stock as Series B Preferred Stock, 4,699,155 shares of Preferred Stock as Series C Preferred Stock, 5,189,282 shares of Preferred Stock as Series D Preferred Stock and 2,604,167 shares of Preferred Stock as Series E Preferred Stock. Attached hereto as Exhibit A is the Certificate of Designations, Preferences and Rights.

(b) Common Stock. The powers, preferences and rights, and the qualifications, limitations and restrictions, of each class of the Common Stock are as follows:

(1) No Cumulative Voting. The holders of shares of Common Stock shall not have cumulative voting rights.

(2) Dividends, Stock Splits. Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of this Amended and Restated Certificate of Incorporation, as it may be amended from time to time, holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

(3) Liquidation, Dissolution, etc. In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, the holders of shares of Common Stock shall be entitled to receive the assets and funds of the Corporation available for distribution after payments to creditors and to the holders of any Preferred Stock of the Corporation that may at the time be outstanding, in proportion to the number of shares held by them, respectively, without regard to class.

(4) Merger, etc. In the event of a merger or consolidation of the Corporation with or into another entity (whether or not the Corporation is the surviving entity), the holders of each share of Common Stock shall be entitled to receive the same per share consideration on a per share basis.

(5) No Preemptive or Subscription Rights. No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.

(c) Preferred Stock. The Board of Directors is hereby expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or noncumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation, to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any

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(which may be cumulative or noncumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.

(d) Power to Sell and Purchase Shares. Subject to the requirements of applicable law, the Corporation shall have the power to issue and sell all or any part of any shares of any class of stock herein or hereafter authorized to such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law. Subject to the requirements of applicable law, the Corporation shall have the power to purchase any shares of any class of stock herein or hereafter authorized from such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.

FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(b) The Board of Directors shall consist of not less than one or more than nine members, the exact number of which shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the active Board of Directors.

(c) The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The initial division of the Board of Directors into classes shall be made by the decision of the affirmative vote of a majority of the entire Board of Directors. The term of the initial Class I directors shall terminate on the date of the 2001 annual meeting; the term of the initial Class II directors shall terminate on the date of the 2002 annual meeting; and the term of the initial Class III directors shall terminate on the date of the 2003 annual meeting. At each succeeding annual meeting of stockholders beginning in 2001, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

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(d) A director shall hold office until the annual meeting, for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

(e) Subject to the terms of any one or more classes or series of Preferred Stock, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present and any other vacancy occurring on the Board of Directors may be filled by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. Any director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class shall hold office for a term that shall coincide with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor. Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s then outstanding capital stock entitled to vote generally in the election of directors. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article FIFTH unless expressly provided by such terms.

(f) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Amended and Restated Certificate of Incorporation, and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been adopted.

SIXTH: No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the GCL as the same exists or may hereafter be amended. If the GCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the GCL, as so amended. Any repeal or modification of this Article SIXTH shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

SEVENTH: The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided,

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however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article SEVENTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article SEVENTH to directors and officers of the Corporation.

The rights to indemnification and to the advance of expenses conferred in this Article SEVENTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

Any repeal or modification of this Article SEVENTH shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time to such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

EIGHTH: Following the automatic conversion of the Series A, B, C, D and E Preferred Stock outstanding pursuant to Section 3(b) of the Certificate of Designations, Preferences and Rights of such Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation, and, upon such automatic conversion of the Preferred Stock, the ability of the stockholders to consent in writing to the taking of any action shall be specifically denied.

NINTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

TENTH: In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, amend, alter or repeal the Corporation’s Bylaws. The affirmative vote of at least a majority of the entire Board of Directors shall be required to adopt, amend, alter or repeal the Corporation’s Bylaws. The Corporation’s Bylaws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the shares entitled to vote at an election of directors.

ELEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed in this Amended and Restated Certificate of Incorporation, the Corporation’s Bylaws or the GCL, and all rights herein conferred upon stockholders arc granted subject to such reservation.

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IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf this 31st day of May, 2002.

Plumtree Software, Inc.

By:	/s/ John H. Kunze
Name: John H. Kunze
Title: President and Chief Executive Officer

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Exhibit A

Certificate of Designations, Preferences and Rights

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PLUMTREE SOFTWARE, INC.

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

OF THE TERMS OF THE

SERIES A, SERIES B, SERIES C, SERIES D AND SERIES E

PREFERRED STOCK

(Pursuant to Section 151 of the General Corporation Law of the State of Delaware)

The undersigned Secretary of Plumtree Software, Inc., organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:

That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the said Corporation, the said Board of Directors on November 8, 2000, adopted the following resolution authorizing the creation of the following classes of stock pursuant to and effective upon the filing of the Corporation’s Amended and Restated Certificate of Incorporation: (i) a series of 1,458,621 shares of Preferred Stock designated Series A Preferred Stock, (ii) a series of 3,030,303 shares of Preferred Stock designated Series B Preferred Stock (iii) a series of 4,699,155 shares of Preferred Stock designated Series C Preferred, (iv) a series of 5,189,282 shares of Preferred Stock designated Series D Preferred Stock and (v) a series of 2,604,167 shares of Preferred Stock designated Series E Preferred Stock.

RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of its Certificate of Incorporation, series of Preferred Stock of the Corporation be and they hereby are created, and that the relative rights, preferences, privileges, restrictions and other matters relating to the Series A Preferred Stock, Series B Preferred Stock, the Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock or the respective holders thereof are as follows:

1. Dividends. The holders of the then outstanding Preferred Stock shall be entitled to receive on a pari passu basis, out of assets legally available therefor, dividends at the rate of (i) Three and One-Tenth Cents ($0.031) per annum for each share of Series A Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares), (ii) Five and Two-Tenths Cents ($0.052) per annum for each share of Series B Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares), (iii) Six and Nine-Tenths Cents ($0.069) per annum for each share of Series C Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares), (iv) Twelve and Seven-Tenths Cents ($0.127) per annum for each share of Series D Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares), and Seventy-Six and Eight-Tenth Cents ($0.768) per annum for each share of Series E Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares), when as and if declared by the Board of Directors. The right to such dividends shall be noncumulative. No dividends (other than those payable solely in the Common Stock of the Corporation) shall be paid on any Common Stock of the Corporation during any fiscal year of the Corporation until dividends in the total amount of Three and One-Tenth Cents ($0.031) per share on the Series A Preferred Stock, Five and Two-Tenths Cents ($0.052) per share on the Series B Preferred Stock, Six and Nine-Tenths Cents ($0.069) per share on the Series C Preferred Stock and Twelve and Seven-Tenths Cents ($0.127) per share on the Series D Preferred Stock and Seventy-Six and Eight-Tenths Cents ($0.768) per share on the Series E Preferred Stock shall have been paid or declared and set apart during that fiscal year (with each such per share amount adjusted for any stock dividends, combinations or splits with respect to such shares). Subject to the dividend rights described above, the holders of Preferred Stock shall participate, pari passu, in any dividends paid on the Common Stock on a pro rata basis with the Common Stock on an as-if converted basis. No night shall accrue to holders of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock by reason of the fact that dividends on said shares are not declared in any prior year, nor shall any undeclared or unpaid dividend bear or accrue any interest.

2. Liquidation Preference.

(a) In the event of any liquidation, dissolution or winding, up of the Corporation, whether voluntary or involuntary, the holders of the Preferred Stock shall be entitled to receive on a pari passu basis, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership thereof, (i) an amount equal to the sum of $0.3867 per share, $0.66 per share, $0.8667 per share, $1.59 per share and $9.60 for each share, respectively, of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock then held by them (as adjusted for any stock dividends, combinations or splits with respect to such shares), and (ii) an amount equal to any dividends declared but unpaid on the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock then held by them. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Preferred Stock in proportion to the preferential amount each such holder would have otherwise been entitled to receive.

(b) After payment to the holders of the Preferred Stock of the amount set forth in Section 2(a) above, the entire remaining assets and funds of the Corporation legally available for distribution shall be distributed among the holders of Preferred Stock and Common Stock in proportion to the shares of Common Stock, and shares of Common Stock issuable upon conversion of the Preferred Stock, then held by them, provided, however, that (i) the holders of Series A Preferred Stock will cease to participate in such distribution upon receipt pursuant to Sections 2(a) and (b) of an aggregate amount equal to $1.16 per share of Series A Stock (as adjusted for any Stock dividends, combinations or splits with respect to such shares), (ii) the holders of Series B Preferred Stock will cease to participate in such distribution upon receipt pursuant to Sections 2(a) and (b) of an aggregate amount equal to $1.98 per share of Series B Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares), (iii) the holders of Series C Preferred Stock will cease to participate in such distribution upon receipt pursuant to Sections 2(a) and (b) of an aggregate amount equal to $2.60 per share of Series C Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares), (iv) the holders of Series D Preferred Stock will cease to participate in such distribution upon receipt pursuant to Sections 2(a) and (b) of an aggregate amount equal to $4.77 per share of Series D Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares), and (v) the holders of Series E Preferred Stock will cease to participate in such distribution upon receipt pursuant to Sections 2(a) and (b) of an aggregate amount equal to $28.80 per share of Series E Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to shares.

(c) (i) For purposes of Section 2, any (x) acquisition of the Corporation by means of a merger or other form of corporate reorganization in which outstanding shares of the Corporation are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary (other than a mere reincorporation transaction), or (y) a sale of all or substantially all of the assets of the Corporation shall be treated as a liquidation, dissolution or winding up of the Corporation and shall entitle the holders of Preferred Stock to receive at the closing in cash, securities or other property an amount as specified in Section 2.

(ii) In any of such events, if the consideration received by this Corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

(A) Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

(1) If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) day period ending three (3) days prior to the closing;

(2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the dosing; and

(3) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the board of directors of this Corporation,

(B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as determined in good faith by the board of directors of this Corporation.

3. Conversion. The holders of the Preferred Stock shall have conversion rights as follows:

(a) Right to Convert.

(i) Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $0.3867 by the Conversion Price applicable to such share, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The price at which shares of Common Stock shall be deliverable upon conversion of shares of the Series A Preferred Stock (the “Series A Conversion Price”) shall initially be $0.3867 per share of Common Stock. Such initial Series A Conversion Price shall be adjusted as hereinafter provided.

(ii) Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $0.66 by the Conversion Price applicable to such share, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The price at which shares of Common Stock shall be deliverable upon conversion of shares of the Series B Preferred Stock (the “Series B Conversion Price”) shall initially be $0.66 per share of Common Stock. Such initial Series B Conversion Price shall be adjusted as hereinafter provided.

(iii) Each share of Series C Preferred Stock shall be convertible, at the option of the holder thereof, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $0.8667 by the Conversion Price applicable to such share, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The price at which shares of Common Stock shall be deliverable upon conversion of shares of the Series C Preferred Stock (the “Series C Conversion Price”) shall initially be $0.8667 per share of Common Stock. Such initial Series C Conversion Price shall be adjusted as hereinafter provided.

(iv) Each share of Series D Preferred Stock shall be convertible, at the option of the holder thereof, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $1.59 by the Conversion Price applicable to such share, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The price at which shares of Common Stock shall be deliverable upon conversion of shares of the Series D Preferred Stock (the “Series D Conversion Price”) shall initially be $1.59 per share of Common Stock. Such initial Series D Conversion Price shall be adjusted as hereinafter provided.

(v) Each share of Series E Preferred Stock shall be convertible, at the option of the holder thereof, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $9.60 by the Conversion Price applicable to such share, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The price at which shares of Common

Stock shall be deliverable upon conversion of shares of the Series E Preferred Stock (the “Series E Conversion Price”) shall initially be $9.60 per share of Common Stock. Such initial Series E Conversion Price shall be adjusted as hereinafter provided.

(b) Automatic Conversion. Each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall automatically be converted into shares of Common Stock at the then-effective Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series E Conversion Price, as applicable, upon the earlier of (i) the date specified by vote or written consent or agreement of (v) holders of at least a majority of the shares of Series A Preferred Stock then outstanding (with respect to the Series A Preferred Stock), (w) holders of at least a majority of the shares of Series B Preferred Stock then outstanding (with respect to the Series B Preferred Stock), (x) holders of at least a majority of the shares of Series C Preferred Stock then outstanding (with respect to the Series C Preferred Stock), (y) holders of at least 80% of the shares of Series D Preferred Stock then outstanding (with respect to the Series D Preferred Stock), and (z) holders of at least a majority of the shares of Series E Preferred Stock then outstanding (with respect to the Series E Preferred Stock), or (ii) immediately upon the closing of the sale of the Corporation’s Common Stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended (the “Securities Act”), other than a registration relating solely to a transaction under Rule 145 under such Act (or any successor thereto) or to an employee benefit plan of the Corporation, at a public offering price (prior to underwriters’ discounts and expenses) equal to or exceeding Twelve Dollars ($12.00) per share of Common Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) and the aggregate proceeds to the Corporation and/or any selling shareholders (after deduction for underwriting discounts, commissions and expenses) of which exceed Fifteen Million Dollars ($15,000,000).

(c) Mechanics of Conversion. Except in the event of an automatic conversion pursuant to Section 3(b) above, before any holder of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for such stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid. Except as provided in Section 3(b) above, such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date; provided, however, that if the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

(d) Adjustments to Conversion Prices for Common Stock Dividends and for Combinations or Subdivisions of Common Stock. In the event that the Corporation shall declare or pay, without consideration, any dividend or other distribution on the then outstanding shares of Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event that the then outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the applicable Conversion Price for any series of Preferred Stock in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that the Corporation shall declare or pay, without consideration, any dividend on the then outstanding shares of Common Stock payable in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

(e) Dividends and Distributions Payable in Securities Other Than Common Stock. In the event that the Corporation shall declare or pay, without consideration, any dividend or other distribution on the then outstanding shares of Common Stock payable in securities of the Corporation other than Common Stock or in any right to acquire securities of the Corporation other than Common Stock for no consideration and other than as otherwise adjusted in this Section 3, then in each such event provision shall be made so that the holders of each then outstanding series of Preferred Stock shall be entitled to receive a proportionate share of any such dividend or distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such dividend or other distribution.

(f) Adjustments for Reclassification and Reorganization. If the Common Stock issuable upon conversion of any series of Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section 3(d) above or a merger or other reorganization referred to in Section 2(c) above), such Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that such series of Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of such series of Preferred Stock immediately before that change. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 (including adjustment of the applicable Conversion Price then in effect and the number of shares issuable upon conversion of such series of Preferred Stock) shall be applicable after such action and be as nearly equivalent as possible.

(g) Adjustments to Conversion Prices for Dilutive Issuances.

(i) If at any time or from time to time after the effective date of these amended and restated articles of incorporation, the Corporation issues or sells, or is deemed by the express provisions of this subsection (g) to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), other than pursuant to an adjustment or dividend provided for under Sections 3(d), 3(e) or 3(f) hereof, for an Effective Price (as hereinafter defined) less than the then effective applicable Conversion Price with respect to any series of Preferred Stock, then and in each such case the then effective Conversion Price for such series shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying such Conversion Price by a fraction, (x) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the aggregate consideration received (as defined in subsection (g)(ii)) by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price, and (y) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued. For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (1) the number of shares of Common Stock actually outstanding, (2) the number of shares of Common Stock into which the then outstanding shares of Preferred Stock could be converted if fully converted on the day immediately preceding the given date, and (3) the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date.

(ii) For the purpose of making any adjustment required under this Section 3(g), the consideration received by the Corporation for any issue or sale of securities shall (A) to the extent it consists of cash, be computed at the amount of cash received by the Corporation prior to deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Corporation in connection with such issue or sale and without deduction of any expenses payable by the Corporation, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors, and (C) if Additional Shares of Common Stock, Convertible Securities (as hereinafter defined) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, be computed as the portion of the consideration so received that may be determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(iii) For the purpose of the adjustment required under this Section 3(g), if the Corporation issues or sells any rights or options for the purchase of, or stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) and if the Effective Price of such Additional Shares of

Common Stock is less than the applicable Conversion Price for any series of Preferred Stock, then and in each such case the Corporation shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof (as set forth in the instruments relating thereto, without regard to any provisions contained therein for a subsequent adjustment of such number) and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the amount of minimum consideration, if any, payable to the Corporation upon the exercise of such rights or options (as set forth in the instruments relating thereto, without regard to any provisions contained therein for a subsequent adjustment of such consideration), plus, in the case of Convertible Securities, the minimum amount of consideration, if any, payable to the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof (as set forth in the instruments relating thereto, without regard to any provisions contained therein for a subsequent adjustment of such consideration).

No further adjustment of the Conversion Price for any series of Preferred Stock, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If such rights or options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or increase or decrease in the number of Additional Shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price for any series of Preferred Stock as adjusted upon the issuance of such rights, options or Convertible Securities, and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Conversion Price. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Conversion Price for any series of Preferred Stock, as adjusted upon the issuance of such rights, options or Convertible Securities and any subsequent adjustments based thereon, shall be readjusted to the Conversion Price for such series of Preferred Stock which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to any shares of Preferred Stock that shall have been converted prior to the time of such readjustment. No readjustment pursuant to this paragraph shall have the effect of increasing the Conversion Price for any series of Preferred Stock to an amount that exceeds the Conversion Price for such series that would have resulted from any actual issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

(iv) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Corporation or deemed to be issued pursuant to this Section 3(g), whether or not subsequently reacquired or retired by the Corporation, other than:

(A) any shares of Common Stock issuable pursuant to an adjustment or dividend provided for under Sections 3(d), 3(e) or 3(f) hereof,

(B) any shares of Common Stock issued upon conversion of the Preferred Stock;

(C) any options or warrants to purchase Common Stock or Preferred Stock, and any shares of Common Stock or Preferred Stock issued or issuable upon conversion or exercise of any options or warrants, outstanding on the effective date of these amended and restated articles of incorporation;

(D) any shares of Common Stock issued pursuant to the exchange, conversion or exercise of any options, warrants or other rights which have previously been incorporated into computations hereunder on the date such options, warrants or rights were issued;

(E) Up to an aggregate of nine million seven hundred thousand (9,700,000) shares of Common Stock and options to purchase such shares issued to employees officers, directors or consultants of the Corporation pursuant to the Corporation’s equity incentive plan or otherwise, including shares and options granted under the Corporation’s equity incentive plan which are outstanding on the effective date of these amended and restated articles of incorporation; and

(F) Shares of Common Stock or other securities issued (i) to a lender or lessors pursuant to borrowings or capital leases, equipment lease financing, real estate lease or employee scout or head-hunter agreement of the Corporation, (ii) to a corporate strategic partner pursuant to a joint venture, research development agreement, product development or marketing agreement, or other similar arrangement or (iii) in connection with an acquisition or license by or with the Corporation, in each case if approved by the unanimous consent of the Board of Directors then in office.

(v) The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Corporation under this Section 3(g), into the aggregate consideration received, or deemed to have been received by the Corporation for such issue under this Section 3(g), for such Additional Shares of Common Stock.

(h) No Impairment. The Corporation will not, by amendment of its articles of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against impairment.

(i) Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this Section 3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate executed by the Corporation’s chief financial officer or president setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the applicable Conversion Prices for such series of Preferred Stock at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such series of Preferred Stock.

(j) Issue Taxes. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of any series of Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(k) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to these articles.

(l) Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

(m) Notices. Any notice required by the provisions of this Section 3 to be given to the holder of shares of Preferred Stock shall be deemed given if deposited in the United States mail,

postage prepaid, and addressed to each holder of record at his address appearing on the boots of the Corporation.

4. Voting Rights.

(a) General Voting Rights. Each holder of issued and outstanding shares of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of such series of Preferred Stock could be converted pursuant to Section 3 hereof and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law, voting together with the Common Stock as a single class) and shall be entitled to notice of any shareholders’ meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock held by each holder could be converted) shall be rounded to me nearest whole number (with one-half being rounded upward). Each holder of Common Stock shall be entitled to one (1) vote for each share of Common Stock held.

(b) Voting for the Election of Directors. The holders of shares of Series A Preferred Stock and Series B Preferred Stock, voting together as a class, shall be entitled to elect one (1) director of the Corporation at each annual election of directors. The holders of shares of Series C Preferred Stock, voting as a class, shall be entitled to elect one (1) director of the Corporation at each annual election of directors. The holders of shares of Series D Preferred Stock, voting as a class, shall be entitled to elect one (1) director of the Corporation at each annual election of directors. The holders of outstanding Common Stock, voting as a class, shall be entitled to elect one (1) director of the Corporation at each annual election of directors. The holders of Preferred Stock and Common Stock (voting together as a single class and not as separate series or class, and on an as converted basis) shall be entitled to elect any remaining directors of the Corporation (the “Remaining Directors”); provided that, the Board of Directors shall be empowered to fill any vacancy caused by whatever reason within the Remaining Directors, The authorized number of directors shall be set in the Corporation’s Bylaws, as they may be amended from time to time. The same shareholders empowered to elect a director shall be empowered to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director.

5. Protective Provisions.

(a) Preferred Stock. So long as Four Million Two Hundred Forty Five Thousand Three Hundred Eighty One (4,245,381), shares of Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written approval, as provided by law) of the holders of more than seventy-five percent (75%) of the outstanding shares of Preferred Stock voting as a single class on an as-converted basis:

(i) authorize, effect the issuance, or create any new class of shares senior to the Preferred Stock with respect to the rights, preferences or privileges of the Preferred Stock or take any action to reclassify any outstanding shares into shares having preferences or priority as to dividends or assets senior to or on a parity with the preferences of the Preferred Stock;

(ii) effect any merger or consolidation of the Corporation with or into another entity (other than transactions in which the Company’s shareholders own more than fifty percent (50%) of the securities of the surviving entity), sale of all or substantially all of the Corporation’s assets, or liquidation or dissolution of the Corporation;

(iii) effect any dividend or other distribution on the Corporation’s capital stock, excluding dividends payable in the Corporation’s capital stock;

(iv) effect the redemption of any shares of the Corporation’s capital stock (other than pursuant to equity incentive agreements with employees, directors or service providers under which the Corporation has the right to repurchase at their issuance cost such shares upon termination of such relationships);

(v) effect an increase or decrease in the authorized number of shares of the Corporation’s Common Stock or Preferred Stock; or

(vi) amend or repeal any provision of this Corporation’s Articles of Incorporation or bylaws that alters the rights of the Preferred Stock.

(b) Series A Preferred Stock. So long as One Hundred Fifty Thousand (150,000) shares of Series A Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written approval, as provided by law) of the holders of more than fifty percent (50%) of the outstanding shares of Series A Preferred Stock, voting as a series:

(i) alter or change the rights, preferences, powers or privileges of, or the restrictions provided for the benefit of, the Series A Preferred Stock materially and adversely; or

(ii) amend the Corporation’s articles of incorporation or Bylaws materially and adversely to the Series A Preferred Stock.

(c) Series B Preferred Stock. So long as Four Hundred Fifty Thousand (450,000) shares of Series B Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written approval, as provided by law) of the holders of more than fifty percent (50%) of the outstanding shares of Series B Preferred Stock, voting as a series:

(i) alter or change the rights, preferences, powers or privileges of, or the restrictions provided for the benefit of, the Series B Preferred Stock materially and adversely; or

(ii) amend the Corporation’s articles of incorporation or Bylaws materially and adversely to the Series B Preferred Stock.

(d) Series C Preferred Stock. So long as Four Hundred Fifty Thousand (450,000) shares of Series C Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written approval, as provided by law) of the holders of more than seventy-five percent (75%) of the outstanding shares of Series C Preferred Stock, voting as a series;

(i) alter or change the rights, preferences, powers or privileges of, or the restrictions provided for the benefit of, the Series C Preferred Stock materially and adversely; or

(ii) amend the Corporation’s articles of incorporation or Bylaws materially and adversely to the Series C Preferred Stock.

(e) Series D Preferred Stock. So long as Five Hundred Thousand (500,000) shares of Series E Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written approval, as provided by law) of the holders of more than seventy-five percent (75%) of the outstanding shares of Series D Preferred Stock, voting as a series:

(i) alter or change the rights, preferences, powers or privileges of, or the restrictions provided for the benefit of, the Series D Preferred Stock materially and adversely; or

(ii) amend the Corporation’s articles of incorporation or Bylaws materially and adversely to the Series D Preferred Stock.

(f) Series E Preferred Stock. So long as Two Hundred Fifty Thousand (250,000) shares of Series E Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written approval, as provided by law) of the holders of more than seventy-five percent (75%) of the outstanding shares of Series E Preferred Stock, voting as a series:

(i) alter or change the rights, preferences, powers or privileges of, or the restrictions provided for the benefit of, the Series E Preferred Stock materially and adversely; or

(ii) amend the Corporation’s articles of incorporation or Bylaws materially and adversely to the Series E Preferred Stock.

(g) No Reissuance of Preferred Stock. No share or shares of Preferred Stock acquired by the Corporation by reason of purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

(h) Approval of Certain Repurchases of Common Stock. Each holder of an outstanding share of Preferred Stock shall be deemed to have consented, for purposes of Sections 502, 503 and 506 of the California General Corporation Law, to distributions made by the Corporation in connection with any repurchase of shares of Common Stock issued to or held by officers, directors, employees or consultants upon termination of their employment or services pursuant to agreements providing for the right of repurchase between the Corporation and such persons provided such repurchases are at a price per share no greater than the initial issuance price per share for the repurchased Common Stock (as adjusted for any stock dividend, combinations, or splits). Notwithstanding anything to the contrary in these amended and restated articles of incorporation, no consent or approval by the holders of the Preferred Stock shall be required for any repurchase described in this Section 7.

IN WITNESS WHEREOF, I have executed and subscribed this Certificate and do affirm the foregoing as true under the penalties of perjury this 31st day of May, 2002.

Plumtree Software, Inc.

By:	/s/ John H. Kunze
Name:	John H. Kunze
Title:	Chief Executive Officer and President